Exhibit A

STELIOS HAJI-IOANNOU PREPARED TO JOIN THE STELMAR BOARD OF

DIRECTORS AS INTERIM CHAIRMAN

New York, November 16, 2004 - Stelios Haji-Ioannou, founder of Stelmar Shipping Ltd (NYSE:SJH), and Chairman of EasyGroup (which includes EasyJet, Plc) (LSE: EZJ), today announced – before entering the Stelmar meeting – that he has already informed the four Stelmar independent Directors that if the Fortress transaction is rejected and his call for the resignation for the Chairman, CEO, CFO is heeded, he is then prepared to join the Board of Directors as interim Chairman to oversee a new auction process. As he has always done with his public companies in the past, he will not draw a salary or expenses.

Stelios Haji-Ioannou said, “I am willing to work with the independent Directors towards creating a robust and transparent auction that fully maximizes value for all Stelmar shareholders. I believe that Stelmar is a strong Company with many valuable assets and I am willing to invest my time to act as a shareholders’ representative to ensure that the best possible transaction is achieved.”

Moreover, Stelios urged the Board to avoid any further “nickel and diming” with Fortress, to resist the urge to adjourn the special meeting in order to minimize the break-up fee with Fortress, and assuming that the transaction is rejected, to release all prior bidders from their standstill agreements.

IMPORTANT INFORMATION

Stelshi Holding Ltd. and Stelphi Holding Ltd. have filed a proxy statement as exhibits to their Schedules 13D, as amended, with the Securities and Exchange Commission urging other shareholders of Stelmar Shipping Ltd. to vote against the proposed merger between Stelmar and Fortress Investment Group LLC, which has been endorsed by Stelmar’s management in their proxy solicitation distributed to shareholders of Stelmar on Stelmar’s Form 6-K filed on October 15, 2004, in connection with a special meeting of shareholders of Stelmar in relation to the proposed Fortress transaction and other matters that may arise, to be held on November 16, 2004. The proxy statement can be found as Exhibit A to Stelshi’s Schedule 13D/A filed on November 10, 2004. Stelphi plans to include the proxy statement as an exhibit to its Schedule 13D/A on November 12, 2004. Stelshi and Stelphi have also sent a letter to shareholders urging them to vote AGAINST the merger, which contains many of the key points described in greater detail in the proxy statement, and such letter can be found as Exhibit A to their Schedules 13D/A filed with the SEC on November 3, 2004.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

THE PROXY STATEMENT AND THE AFOREMENTIONED LETTER ARE AVAILABLE FOR FREE AT WWW.SEC.GOV, ALONG WITH ANY OTHER RELEVANT DOCUMENTS. YOU MAY ALSO OBTAIN A FREE COPY OF THE PROXY STATEMENT OR THE LETTER BY CONTACTING MACKENZIE PARTNERS AT (212) 929-5500, OR TOLL-FREE AT (800) 322-2885, OR BY SENDING AN EMAIL TO proxy@mackenziepartners.com.

INFORMATION REGARDING THE NAMES OF PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS IN THIS SOLICITATION OF STELMAR’S SHAREHOLDERS, AND THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS AVAILABLE IN THE PARTICIPANTS’ SCHEDULES 13D FILED WITH THE SEC, AS AMENDED FROM TIME TO TIME.

Stelshi and Stelphi have retained MacKenzie Partners, Inc., a proxy solicitation firm, in order to assist it in communicating with Stelmar shareholders in connection with Stelmar’s November 16, 2004 special meeting of shareholders to vote on the proposed merger with Fortress. Stelshi and Stelphi urge all Stelmar shareholders to protect the value of their investment by voting against Fortress’ efforts to buy Stelmar at a discounted price.

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Analysts and Institutions Contacts:

Charlie Koons/Mark Harnett

MacKenzie Partners

212-929-5500

Media Contacts:

Joele Frank/Sharon Goldstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

jf@joelefrank.com/srg@joelefrank.com